Exhibit 3.2

STORM CAT ENERGY CORPORATION
Amendment to Articles

Certified Copy of a Shareholders’ Resolution

I, the undersigned, being a director of the Company, hereby certify the following to be a true copy of a special resolution passed by the shareholders of the Company at the Annual and Special General Meeting of Shareholders held on the 27th day of June, 2006, and that the same is still in full force and effect and has not been rescinded as at the date hereof:

“RESOLVED, as a special resolution, that:

1.                  the authorized capital of the Company be increased by creating an unlimited number of Preferred shares without par value;

2.                  the Preferred share shall have attached to them, as a class, the special right and restrictions set out in Article 27 of the Company’s Articles;

3.                  the Notice of Articles of the Company be altered accordingly;

4.                  the Articles of the Company be altered by deleting Article 12.6 in its entirety and adopting the following in its place:

“12.6 Proxy Provisions Do Not Apply to All Companies

Article 12.9 will not apply to the Company if and for so long as it is a public company.”

and by adding thereto Article 27 — Special Rights and Restrictions Attached to Shares, as follows:

“27. SPECIAL RIGHTS AND RESTRICTIONS ATTACHED TO SHARES

The special rights and restrictions attached to the Preferred shares as a class are as follows:

(1)             the Preferred shares may, at any time and from time to time, be issued in one or more series; and

(2)             the directors may, by resolution passed before the issue of Preferred shares of the series to which the resolution relates:

(a)            determine the maximum number of Preferred shares of any of those series of Preferred shares that the Company is authorized to issue, determine that there is no maximum number or alter any determination made under this subparagraph, and authorize the alteration of the notice of articles accordingly;

(b)           alter the articles, and authorize the alteration of the notice of articles, to create an identifying name by which the Preferred shares of any of those series of Preferred shares may be identified or to alter any identifying name created under this subparagraph; and

(c)            alter the articles, and authorize the alteration of the notice of articles, to attach special rights or restrictions to the Preferred shares of any of those series of Preferred shares or to alter any such special rights or restrictions.”

Certified a true copy this 27th day of June, 2006.

“Michael J. Wozniak”
Director